Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces First Quarter 2020 Results

Reports quarterly GAAP and Adjusted earnings from continuing operations of $1.33 and $0.11 per diluted share, respectively
Generates operating and free cash flow before leasing investment of $174 million and $206 million, respectively
Returns $58 million of capital to stockholders
Total committed liquidity of $760 million at the end of first quarter

DALLAS, Texas - April 29, 2020 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2020.
“Coming into 2020, Trinity was rapidly and effectively executing on a number of optimization efforts to align with the Company’s go-forward business strategy as well as responding to the decline in railcar demand from the slowing industrial economy in the preceding year,” said Jean Savage, Trinity Industries CEO and President. “Our first quarter results reflect solid progress on a number of actions taken to improve the performance of the business. While we have not lost sight of our longer-term goals, the disruption caused by the coronavirus pandemic is unprecedented, and our first priority is the health and safety of our employees and the residents of the communities in which we live and work. The United States government cited the rail and highway industries as critical infrastructure to our country’s response efforts to this pandemic. I applaud our dedicated employees for their service and commitment to business continuity and keeping critical supply chains operational for essential goods and services to move across North America.”
Ms. Savage continued, “We expect COVID-19 to have a negative impact on demand for our products and services, clouding our forecasting abilities and limiting visibility into our financial performance for 2020. Trinity’s leadership team has stress tested our business model in several scenarios, and we continue to expect positive cash flow generation from our platform of businesses. Based on our current knowledge and analysis of market conditions, we believe the resiliency of Trinity’s rail platform, solid cash flow generation, and strong liquidity and balance sheet position the Company to withstand the volatile disruption from the global pandemic and take advantage of potential opportunities that can lead to long-term value creation.”
Financial and Operational Highlights — First Quarter 2020

•	Quarterly total company revenues of $615.2 million

•	Quarterly earnings from continuing operations per common diluted share ("EPS") of $1.33, an increase of $1.09 year over year

◦
Quarterly adjusted EPS was $0.11 and excludes $0.04 per share related to restructuring activities, $0.03 per share related to the early redemption of high coupon debt, and $1.29 per share related to the effects of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the "CARES Act")

•	Cash flow from operations and free cash flow before leasing investment of $174 million and $206 million, respectively

•	Quarterly revenues from leasing and management services of $192.0 million with a 43.0% operating profit margin

•	Growth of the wholly-owned and partially-owned lease fleet to 103,815 units, with lease fleet utilization of 95.4% at quarter-end

•	Rail Products Group quarterly revenues of $509.4 million and a 4.9% operating profit margin

•	Rail Products Group quarterly railcar orders and deliveries of 1,970 and 3,705, respectively, resulting in total railcar backlog of $1.6 billion at quarter-end

•	Repurchases of approximately 1.9 million shares at a cost of $35.4 million

•	Total committed liquidity of $760 million

◦	Potential additional liquidity of $200 million available under corporate revolver, subject to certain conditions

Liquidity Update

As of March 31, 2020, we had total committed liquidity of $759.7 million, which includes $213.2 million of unrestricted cash and cash equivalents, $284.5 million available under our revolving credit facility, and $262.0 million unused and available under the TILC warehouse facility. Our revolving credit facility also contains a $200.0 million expansion feature that can be accessed subject to certain conditions. Additionally, as a result of certain provisions of the CARES Act, Trinity anticipates receiving tax refunds in 2020 totaling approximately $303 million, further bolstering the Company’s strong liquidity position.
2020 Business Update

The COVID-19 pandemic has had an unprecedented impact on global and North American social and economic conditions, and the situation surrounding the virus continues to be volatile and widespread. Trinity’s manufacturing businesses operate within critical infrastructure sectors as currently established by the United States Department of Homeland Security and the Mexico Federal Ministry of Health and Federal Ministry of Communications and Transportation. Our rail manufacturing and maintenance businesses in North America and highway products operations in the United States continue to operate subject to significantly enhanced voluntary and government mandated safety protocols designed to protect the health of our operations workforce. We have taken and will continue to implement measures to protect the safety of our employees and closely monitor the impact of COVID-19 on all aspects of our businesses.
Because Trinity was able to respond to the pandemic without significant interruptions to the Company's daily operations, the pandemic did not materially impact our financial results for the first quarter of 2020. To date, our Railcar Leasing and Management Services Group ("Leasing Group") has not experienced any significant increase in lease payment delinquencies, and has granted rent payment extensions to a relatively small number of railcar lessees upon a credit review. We expect there to be adjustments to our 2020 production plans as customers may need to defer new railcar equipment investments based on specific business needs.
In March 2020, Trinity performed a comprehensive review of potential operational and financial impacts that could stem from the COVID-19 pandemic, and has taken appropriate measures to preserve cash and further bolster liquidity. We also reviewed our goodwill and long-lived assets for potential impairment, and concluded that no such impairment charges were necessary at the time. In addition to cost savings initiatives already underway, the Company eliminated many non-essential expenditures where possible and rightsized our workforce in response to current operating conditions. Trinity believes the Company is in a strong liquidity position with sufficient resources to fund the operating requirements of the business and other capital allocation and investment activities planned for 2020.
The Company expects that the economic impacts of the COVID-19 pandemic will negatively impact our financial results in the near term. Given the uncertainty in the market about the ultimate impact of COVID-19 on the North American economy, the Company cannot reasonably estimate the likelihood of the financial impact on performance. Trinity is closely monitoring business conditions and will make appropriate adjustments to our operations and related financial scenarios as necessary.
Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $161.9 million, or $1.33 per common diluted share, for the first quarter ended March 31, 2020. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2019 was $31.7 million, or $0.24 per common diluted share. On an adjusted basis, earnings per common diluted share for the first quarter of 2020 decreased year over year to $0.11, which excludes the impacts of restructuring activities, early redemption of debt, and the tax impact of the CARES Act. Revenues for the first quarter of 2020 increased slightly to $615.2 million compared with revenues of $604.8 million for the same quarter of 2019 primarily due to a higher volume of railcars sold from our lease fleet.
In connection with our assessment of future needs to support our rail-focused strategy, the Company recognized net pre-tax restructuring charges of $5.5 million, or approximately $0.04 per common diluted share, in the first quarter of 2020. The charge was primarily attributable to write-downs related to our corporate headquarters and employee transition costs, partially offset by a gain on the disposition of a non-operating facility.
As a result of the reinstatement of the tax-loss carryback provisions under the CARES Act, the Company recognized a tax benefit of $154.7 million, or $1.29 per common diluted share, during the first quarter. The CARES Act includes loss carryback provisions that will allow the Company to utilize tax losses generated in recent years (primarily due to accelerated tax depreciation associated with our investment in the lease fleet) to recover taxes paid for the 2013 - 2015 tax years, which were years of elevated Company performance. The Company's effective tax rates, excluding the impact of the CARES Act, were 47.7% and 22.2% for the three months ended March 31, 2020 and 2019, respectively.

Quarterly Business Group Results
Railcar Leasing and Management Services Group
In the first quarter of 2020, the Leasing Group increased its revenues and operating profit to $236.3 million and $92.9 million, respectively, compared with $200.4 million and $85.8 million, respectively, in the same quarter of 2019. The increase in the Leasing Group's revenues was primarily due to a higher volume of railcars sold from the lease fleet, growth in the lease fleet, and higher average lease rates, partially offset by lower utilization when compared to the first quarter of 2019. The company-owned lease fleet, which includes wholly-owned, partially-owned, and railcars under sale-leaseback arrangements, grew to 103,815 units as of March 31, 2020, an increase of approximately 2.8% in comparison to March 31, 2019. The total owned and managed lease fleet now stands at 129,655 railcars at the end of the first quarter.
The increase in operating profit for the first quarter was primarily due to growth in the lease fleet, lower rent expense, and higher profits from railcar sales. Additionally, operating profit for the first quarter of 2020 benefited from lower depreciation expense associated with the previously disclosed revisions to the estimated useful lives and salvage values of certain railcar types in our lease fleet, which became effective January 1, 2020. The decrease in depreciation expense was partially offset by higher depreciation associated with growth in the lease fleet.
Total sales of leased railcars were $112.8 million in the first quarter of 2020 compared with $42.7 million in the first quarter of 2019. These totals include sales of railcars owned for more than one year that are not reported as revenues. Supplemental information for the Leasing Group is provided in the accompanying tables.
Rail Products Group
The Rail Products Group reported revenues of $509.4 million during the quarter, a decrease when compared with revenues of $627.9 million in the first quarter of 2019. Operating profit and operating profit margin for the Rail Products Group decreased to $25.1 million and 4.9%, respectively, in the first quarter of 2020 compared with $47.1 million and 7.5%, respectively, in the first quarter of 2019. The decrease in revenues and operating profit primarily resulted from lower railcar deliveries and operational inefficiencies related to reduced production volumes compared to the prior year period.
In connection with the implementation of our rail-focused strategy, in the first quarter of 2020, we realigned certain logistics and central maintenance support activities previously reported in the All Other segment to now be presented within the Rail Products Group. The prior period results have been recast to reflect these changes and present results on a comparable basis.
The Rail Products Group received orders for 1,970 railcars with a value of $227.5 million and delivered 3,705 railcars during the first quarter of 2020, compared with orders for 3,000 railcars and deliveries of 4,505 railcars, respectively, in the same quarter last year. In addition, the Rail Products Group reported first quarter backlog reductions of 540 railcars because of a change in the customers' underlying financial condition. These adjustments remove any remaining exposure in the ending backlog associated with the crude oil and frac sand markets. The railcar backlog in the Rail Products Group decreased during the quarter to $1.6 billion as of March 31, 2020, representing 12,810 railcars, compared with a railcar backlog of $1.8 billion as of December 31, 2019, representing 15,085 railcars.
All Other Group
In the first quarter of 2020, the All Other Group, which now primarily includes the results of our highway products business, reported revenues of $63.4 million, a slight increase when compared to revenues of $62.1 million in the first quarter of 2019. The increase in revenues was primarily due to higher demand and resulting shipping volumes in our highway products business. Operating profit for the All Other Group was $9.3 million for the first quarter of 2020, compared with $10.1 million in the first quarter of 2019. The decline in operating profit was primarily related to insurance recoveries recognized in the prior year.
Corporate
Corporate costs for the quarter ended March 31, 2020 were $28.1 million, compared to $23.6 million in the first quarter of 2019. The increase was primarily the result of consulting costs associated with realigning our corporate structure to support our rail-focused strategy. Additionally, corporate costs for the first quarter of 2019 benefited from a favorable litigation-related recovery.

Progress on Other 2020 Priorities
Cost Optimization
In the first quarter, in connection with the Company's continued assessment of future needs to support our rail-focused strategy and to optimize the performance of the business, the Company recognized a pre-tax restructuring charge of $5.5 million, primarily from the write-down of our corporate headquarters campus and employee transition costs, partially offset by a gain on the sale of a non-operating facility. Trinity currently anticipates that the headcount reductions completed in the first quarter of 2020 will generate approximately $9 million to $10 million in future cost savings on an annualized basis. These activities, in addition to a number of actions the Company is taking, will achieve the previously provided SE&A and other cost reductions goal of $25 million to $30 million for 2020. As the Company continues to reposition the organization to better support Trinity's rail-focused strategy and drive innovation and platform efficiency, we anticipate identifying further cost savings opportunities.
Early Redemption of Leasing Securitization
In late February 2020, Trinity Rail Leasing V, L.P., a limited partnership (“TRL V”) and a limited purpose, indirect wholly-owned subsidiary of the Company owned through Trinity Industries Leasing Company, issued a redemption notice for its 2006 Secured Railcar Equipment Notes due May 2036, of which $104.7 million was outstanding at the redemption date. We completed the redemption of this securitization in March 2020. In connection with the early redemption, we recognized a loss on extinguishment of debt of $5.0 million, which included a $4.7 million early redemption premium and $0.3 million in unamortized debt issuance costs. The loss on extinguishment of debt is included in interest expense in our Consolidated Statement of Operations. The interest coupon for this securitization was at 5.9%. The net book value of the assets securing TRL V at the time of redemption was $303.3 million.
Capital Allocation - Business Investment
During the first quarter of 2020, Trinity invested $60.7 million in railcars for the growth of the leased railcar portfolio, net of all proceeds from the sales of leased railcars. Additionally, Trinity has invested $14.0 million in manufacturing and other capital expenditures for both maintenance of our ongoing operations and to support construction in progress for expansion primarily within our maintenance services business and specialty lining capacity.
Return of Capital to Stockholders
During the first quarter of 2020, the Company repurchased approximately 1.9 million shares at a cost of $35.4 million. As of March 31, 2020, the Company had a remaining authorization to repurchase up to $89.9 million of its common stock under the current repurchase program, which expires at the end of 2020.
When combining capital returned to stockholders in the form of dividends and share repurchases, Trinity returned $58.1 million to stockholders in the first quarter of 2020.
Conference Call
Trinity will hold a conference call at 12:00 p.m. Eastern on April 30, 2020 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage, or the live call can be accessed at 203-518-9797 with the conference ID "Trinity". Please call at least 10 minutes in advance to ensure proper connection. An audio replay may be accessed through the Company’s website or by dialing (402) 220-1111 until 11:59 p.m. Eastern on May 7, 2020.
Additionally, the Company will provide Supplemental Materials to accompany the earnings conference call. The materials will be accessible on Trinity's Investor Relations website under the Events and Presentations portion of the site along with the First Quarter Earnings Call event weblink.

Non-GAAP Financial Measures
We have included financial measures compiled in accordance with generally accepted accounting principles ("GAAP") and certain non-GAAP measures in this earnings press release to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, a reconciliation to the most comparable GAAP measure has been included in the accompanying tables. Quantitative reconciliations of forward-looking non-GAAP measures to the most directly comparable GAAP measures have not been provided because management cannot, without unreasonable effort, predict the timing and amounts of certain items included in the computations of each of these measures. These factors include, but are not limited to: the product mix of expected railcar deliveries; the timing and amount of significant transactions and investments, such as railcar sales from the lease fleet, capital expenditures, and returns of capital to shareholders; and the amount and timing of certain other items outside the normal course of our core business operations, such as restructuring activities and pension plan termination charges.
About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future, including the potential financial and operational impacts of the COVID-19 pandemic. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues	$615.2	$604.8
Operating costs:
Cost of revenues	482.0	463.4
Selling, engineering, and administrative expenses	64.3	59.6
Gains on dispositions of property:
Net gains on railcar lease fleet sales owned more than one year at the time of sale	8.7	7.9
Other	0.9	2.1
Restructuring activities, net	5.5	—
	542.2	513.0
Operating profit	73.0	91.8
Interest expense, net	58.9	51.4
Other, net	(0.8)	0.3
Income from continuing operations before income taxes	14.9	40.1
Provision (benefit) for income taxes:
Current	(372.8)	(0.8)
Deferred	225.2	9.7
	(147.6)	8.9
Income from continuing operations	162.5	31.2
Loss from discontinued operations, net of income taxes	(0.2)	(1.1)
Net income	162.3	30.1
Net income (loss) attributable to noncontrolling interest	0.6	(0.5)
Net income attributable to Trinity Industries, Inc.	$161.7	$30.6

Basic earnings per common share:
Income from continuing operations	$1.36	$0.24
Income (loss) from discontinued operations	—	(0.01)
Basic net income attributable to Trinity Industries, Inc.	$1.36	$0.23
Diluted earnings per common share:
Income from continuing operations	$1.33	$0.24
Income (loss) from discontinued operations	—	(0.01)
Diluted net income attributable to Trinity Industries, Inc.	$1.33	$0.23
Weighted average number of shares outstanding:
Basic	118.0	130.4
Diluted	119.9	132.2
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be participating securities. The calculation of earnings per share using the two-class method excludes income attributable to these participating securities from the numerator and excludes the dilutive impact of those shares from the denominator; therefore, the two-class method may result in a lower earnings per share than is calculated from the face of the income statement.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2020	2019
Railcar Leasing and Management Services Group	$236.3	$200.4
Rail Products Group	509.4	627.9
All Other	63.4	62.1
Segment Totals before Eliminations	809.1	890.4
Eliminations – Lease Subsidiary	(190.4)	(270.1)
Eliminations – Other	(3.5)	(15.5)
Consolidated Total	$615.2	$604.8

	Three Months Ended March 31,
Operating profit (loss):	2020	2019
Railcar Leasing and Management Services Group	$92.9	$85.8
Rail Products Group	25.1	47.1
All Other	9.3	10.1
Segment Totals before Eliminations, Corporate Expenses, and Restructuring activities	127.3	143.0
Corporate	(28.1)	(23.6)
Restructuring activities, net	(5.5)	—
Eliminations – Lease Subsidiary	(19.9)	(27.2)
Eliminations – Other	(0.8)	(0.4)
Consolidated Total	$73.0	$91.8

Trinity Industries, Inc.
Selected Financial Information – Leasing Group
($ in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Leasing and management	$192.0	$187.1
Sales of railcars owned one year or less at the time of sale (1)	44.3	13.3
Total revenues	$236.3	$200.4
Operating profit(2):
Leasing and management	$82.5	$77.1
Railcar sales(1):
Railcars owned one year or less at the time of sale	1.7	0.8
Railcars owned more than one year at the time of sale	8.7	7.9
Total operating profit	$92.9	$85.8
Total operating profit margin	39.3%	42.8%

Leasing and management operating profit margin	43.0%	41.2%

Selected expense information:
Depreciation (3)	$53.6	$54.4
Maintenance and compliance	$25.9	$27.8
Rent	$3.0	$5.5
Selling, engineering, and administrative expenses	$14.3	$12.8
Interest	$55.1	$46.0

	Three Months Ended March 31,
	2020	2019
Sales of leased railcars:
Railcars owned one year or less at the time of sale	$44.3	$13.3
Railcars owned more than one year at the time of sale	68.5	29.4
	$112.8	$42.7

Operating profit on sales of leased railcars:
Railcars owned one year or less at the time of sale	$1.7	$0.8
Railcars owned more than one year at the time of sale	8.7	7.9
	$10.4	$8.7

Operating profit margin on sales of leased railcars:
Railcars owned one year or less at the time of sale	3.8%	6.0%
Railcars owned more than one year at the time of sale	12.7%	26.9%
Weighted average operating profit margin on sales of leased railcars	9.2%	20.4%
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Products Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.
(3) Effective January 1, 2020, we revised the estimated useful lives and salvage values of certain railcar types in our lease fleet. This change in estimate resulted in a decrease in depreciation expense in the three months ended March 31, 2020 of approximately $7.7 million. This decrease was partially offset by higher depreciation associated with growth in the lease fleet.

	March 31, 2020	March 31, 2019
Number of railcars:
Wholly-owned	79,245	76,365
Partially-owned	24,570	24,640
	103,815	101,005
Managed (third-party owned)	25,840	21,725
	129,655	122,730
Fleet utilization (Company-owned railcars)	95.4%	98.4%

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$213.2	$166.2
Receivables, net of allowance	297.8	260.1
Income tax receivable	389.1	14.7
Inventories	442.0	433.4
Restricted cash	96.3	111.4
Property, plant, and equipment, net	7,118.7	7,110.6
Goodwill	208.8	208.8
Other assets	237.0	396.2
Total assets	$9,002.9	$8,701.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$208.5	$203.9
Accrued liabilities	348.5	342.1
Debt	4,870.2	4,881.9
Deferred income taxes	1,016.1	798.3
Other liabilities	93.5	96.3
Stockholders' equity:
Trinity Industries, Inc.	2,116.4	2,030.1
Noncontrolling interest	349.7	348.8
	2,466.1	2,378.9
Total liabilities and stockholders' equity	$9,002.9	$8,701.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$1,045.5	$1,040.4
Accumulated depreciation	(641.2)	(631.6)
	404.3	408.8
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.7	13.7
Equipment on lease	7,000.0	6,944.2
Accumulated depreciation	(1,176.2)	(1,139.0)
	5,837.5	5,818.9
Partially-owned subsidiaries:
Equipment on lease	2,415.0	2,410.0
Accumulated depreciation	(638.4)	(623.3)
	1,776.6	1,786.7

Deferred profit on railcars sold to the Leasing Group	(1,138.5)	(1,135.8)
Accumulated amortization	238.8	232.0
	(899.7)	(903.8)
	$7,118.7	$7,110.6

	March 31, 2020	December 31, 2019
Debt
Corporate – Recourse:
Revolving credit facility	$130.0	$125.0
Senior notes, net of unamortized discount of $0.2 and $0.2	399.8	399.8
	529.8	524.8
Less: unamortized debt issuance costs	(1.9)	(2.0)
	527.9	522.8
Leasing – Non-recourse:
Wholly-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $1.7 and $2.0	1,994.2	2,124.1
TILC warehouse facility	488.0	353.4
Promissory notes	618.8	627.1
	3,101.0	3,104.6
Less: unamortized debt issuance costs	(22.2)	(23.9)
	3,078.8	3,080.7
Partially-owned subsidiaries:
Secured railcar equipment notes	1,273.9	1,289.3
Less: unamortized debt issuance costs	(10.4)	(10.9)
	1,263.5	1,278.4
Total debt	$4,870.2	$4,881.9

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	March 31, 2020	December 31, 2019
Leasing Group Debt
Wholly-owned subsidiaries	$3,078.8	$3,080.7
Partially-owned subsidiaries	1,263.5	1,278.4
	$4,342.3	$4,359.1

Corporate – Revolving credit facility	$130.0	$125.0

Equipment on Lease(1)
Wholly-owned subsidiaries	$5,837.5	$5,818.9
Partially-owned subsidiaries	1,776.6	1,786.7
	$7,614.1	$7,605.6

Total Leasing Debt as a % of Equipment on Lease ("Loan-to-value ratio")
Wholly-owned subsidiaries	52.7%	52.9%
Wholly-owned subsidiaries, including corporate revolving credit facility(2)	55.0%	55.1%
Partially-owned subsidiaries	71.1%	71.6%
Combined	57.0%	57.3%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.
(2) The corporate revolving credit facility was primarily used to finance growth of the lease fleet. Accordingly, the outstanding balance has been included in this computation of the loan-to-value ratio.

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$162.3	$30.1
Loss from discontinued operations, net of income taxes	0.2	1.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	66.9	67.5
Provision for deferred income taxes	225.2	9.7
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(8.7)	(7.9)
Restructuring activities	5.2	—
Other	13.3	7.0
Changes in operating assets and liabilities:
(Increase) decrease in receivables, inventories, and other assets	113.0	(182.8)
(Increase) decrease in income tax receivable	(374.4)	24.3
Increase (decrease) in accounts payable, accrued liabilities, and other liabilities	(29.2)	(73.8)
Net cash provided by (used in) operating activities – continuing operations	173.8	(124.8)
Net cash used in operating activities – discontinued operations	(0.2)	(1.1)
Net cash provided by (used in) operating activities	173.6	(125.9)
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	68.5	29.4
Proceeds from disposition of property and other assets	9.8	7.3
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less with a net cost of $42.5 and $12.5	(129.2)	(465.0)
Capital expenditures – manufacturing and other	(14.0)	(11.5)
Other	0.3	1.3
Net cash used in investing activities	(64.6)	(438.5)
Financing activities:
Net (repayments of) proceeds from debt	(19.0)	434.9
Shares repurchased	(35.4)	(15.0)
Dividends paid to common shareholders	(22.7)	(17.3)
Other	—	(0.9)
Net cash provided by (used in) financing activities	(77.1)	401.7
Net increase (decrease) in cash, cash equivalents, and restricted cash	31.9	(162.7)
Cash, cash equivalents, and restricted cash at beginning of period	277.6	350.8
Cash, cash equivalents, and restricted cash at end of period	$309.5	$188.1

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(unaudited)

Adjusted Operating Results
We have supplemented the presentation of our reported GAAP operating profit, interest expense, net, provision (benefit) for income taxes, income from continuing operations and diluted income from continuing operations per common share with non-GAAP measures that adjust the GAAP measures to exclude the impact of restructuring activities, asset write-downs, early redemption of debt, the income tax effects of the CARES Act and certain other non-recurring transactions or events (as applicable).These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended March 31, 2020
	GAAP	Restructuring activities (1)	Early redemption of debt (1)	Income Tax	Adjusted
	(in millions, except per share amounts)
Operating profit	$73.0	$5.5	$—	$—	$78.5

Interest expense, net	$58.9	$—	$(5.0)	$—	$53.9

Provision (benefit) for income taxes	$(147.6)	$1.3	$(1.2)	$154.7	$7.2

Income (loss) from continuing operations	$162.5	$4.2	$3.8	$(154.7)	$15.8

Diluted income (loss) from continuing operations per common share	$1.33	$0.04	$0.03	$(1.29)	$0.11
(1) The effective tax rate for restructuring activities and the early redemption of debt is before consideration of the CARES Act.

Free Cash Flow
Free Cash Flow before Capital expenditures – leasing ("Free Cash Flow") is a non-GAAP financial measure and is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less cash payments for manufacturing capital expenditures and dividends. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended March 31,
	2020	2019
	(in millions)
Net cash provided by (used in) operating activities – continuing operations	$173.8	$(124.8)
Add:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	68.5	29.4
Adjusted Net Cash Provided by (Used In) Operating Activities	$242.3	$(95.4)
Less:
Capital expenditures – manufacturing and other	(14.0)	(11.5)
Dividends paid to common shareholders	(22.7)	(17.3)
Free Cash Flow (before Capital expenditures – leasing)	$205.6	$(124.2)

EBITDA
“EBITDA” is defined as income from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. EBITDA is a non-GAAP financial measure; however, the amounts included in the EBITDA calculation are derived from amounts included in our GAAP financial statements. EBITDA is reconciled to net income, the most directly comparable GAAP financial measure, in the following table. This information is provided to assist management and investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended March 31,
	2020	2019
	(in millions)
Net income	$162.3	$30.1
Less: loss from discontinued operations, net of income taxes	(0.2)	(1.1)
Income from continuing operations	$162.5	$31.2
Add:
Interest expense	61.3	52.7
Provision (benefit) for income taxes	(147.6)	8.9
Depreciation and amortization expense	66.9	67.5
EBITDA	$143.1	$160.3